Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 20, 2013

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”) dated as of August 24, 2001, as amended (the “Agreement”).

Pursuant to Section 18 of the Agreement, this letter is to provide notice of the creation of one additional portfolio of the Trust, namely the Henderson Unconstrained Bond Fund (the “New Fund”).  We request that you act as Custodian under the Agreement with respect to the New Fund.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds

By:	/s/ Christopher K. Yarbrough
Name:	Christopher K. Yarbrough
Title:	Secretary

Accepted:

State Street Bank and Trust Company

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President